NOTARÍA DE D. GONZALO SAUCA POLANCO
NIHIL PRIUS FIDE
BOADILLA DEL MONTE (Madrid)

7B7252893

02/2006

del Registro Mercantil, **al objeto de elevar a público los acuerdos adoptados por dicha Comisión Ejecutiva, en su reunión de fecha 16 de junio de 2006**, según resulta de una certificación que me entrega y **dejo unida a esta matriz**, expedida por el Secretario, don Ignacio Benjumea Cabeza de Vaca, con el visto bueno del Vicepresidente 3°, don Matías Rodríguez Inciarte, cuyas firmas conozco y legitimo. --

El señor compareciente fue designado Vicesecretario General del Banco, por acuerdo de la Comisión Ejecutiva de fecha 6 de mayo de 2002, acuerdo que fue ratificado por el Consejo de Administración de la entidad en reunión de fecha 24 de junio de 2002, como Vicesecretario General y Director General del Banco, según resulta de la escritura autorizada por el Notario de Santander, don José María de Prada Díez, el día 4 de julio de 2002, con el número 1812 de Protocolo, inscrita en el Registro Mercantil de Cantabria, al tomo 721, folio 183,